EXHIBIT 99.1

Eagle Bancorp Montana Earns $2.6 Million, or $0.34 per Diluted Share, in the Third Quarter of 2023; Declares Quarterly Cash Dividend of $0.14 Per Share

HELENA, Mont., Oct. 24, 2023 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $2.6 million, or $0.34 per diluted share, in the third quarter of 2023, compared to $2.0 million, or $0.26 per diluted share, in the preceding quarter, and $3.1 million, or $0.40 per diluted share, in the third quarter of 2022. In the first nine months of 2023, net income increased 11.5% to $7.9 million, or $1.01 per diluted share, compared to $7.1 million, or $0.98 per diluted share, in the first nine months of 2022.

Eagle’s board of directors declared a quarterly cash dividend to $0.14 per share on October 19, 2023. The dividend will be payable December 1, 2023 to shareholders of record November 10, 2023. The current dividend represents an annualized yield of 4.81% based on recent market prices.

“We delivered solid third quarter earnings, fueled by net interest income generation and higher loan production,” said Laura F. Clark, President and CEO. “Total loans increased $163.6 million, or 12.5%, over the last 12 months, while growing $54.3 million, or 3.8%, on the linked quarter. We were encouraged by loan demand during the third quarter, and remain positive about the opportunities in our markets, as loan pipelines and overall business activity remain solid. While the high interest rate environment continues to impact funding costs and our net interest margin, we are well positioned with a strong balance sheet to weather the remainder of this economic cycle.”

Third Quarter 2023 Highlights (at or for the three-month period ended September 30, 2023, except where noted):

  Net income was $2.6 million, or $0.34 per diluted share, in the third quarter of 2023, compared to $2.0 million, or $0.26 per diluted share, in the preceding quarter, and $3.1 million, or $0.40 per diluted share, in the third quarter a year ago.
  Net interest margin (“NIM”) was 3.41% in the third quarter of 2023, compared to 3.47% in the preceding quarter, and 4.18% in the third quarter a year ago.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) were $21.6 million in the third quarter of 2023, compared to $21.5 million in the preceding quarter and $25.3 million in the third quarter a year ago.
  The accretion of the loan purchase discount into loan interest income from acquisitions, was $175,000 in the third quarter of 2023, compared to accretion on purchased loans from acquisitions of $309,000 in the preceding quarter.
  The allowance for credit losses represented 1.10% of portfolio loans and 209.3% of nonperforming loans at September 30, 2023. The allowance for loan losses represented 1.06% of portfolio loans and 306.4% of nonperforming loans at September 30, 2022.
  Total loans increased 12.5% to $1.48 billion, at September 30, 2023, compared to $1.31 billion a year earlier, and increased 3.8% compared to $1.42 billion at June 30, 2023.
  Total deposits decreased 3.5% to $1.62 billion at September 30, 2023, from $1.67 billion a year ago, and increased 2.4% compared to $1.58 billion at June 30, 2023.
  Available borrowing capacity was approximately $333.4 million:
	September 30, 2023
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$199,757	$216,430
Federal Reserve Bank discount window	-	32,000
Correspondent bank lines of credit	-	85,000
Total	$199,757	$333,430

  The Company paid a quarterly cash dividend in the third quarter of $0.14 per share on September 1, 2023 to shareholders of record August 11, 2023.

Balance Sheet Results

Eagle’s total assets increased 7.2% to $2.06 billion at September 30, 2023, compared to $1.92 billion a year ago, and increased 2.0% from $2.02 billion three months earlier. The investment securities portfolio totaled $308.8 million at September 30, 2023, compared to $351.9 million a year ago, and $326.0 million at June 30, 2023.

Eagle originated $114.1 million in new residential mortgages during the quarter and sold $109.0 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.29%. This production compares to residential mortgage originations of $101.9 million in the preceding quarter with sales of $84.8 million and an average gross margin on sale of mortgage loans of approximately 3.25%.

Total loans increased $163.6 million, or 12.5%, compared to a year ago, and $54.3 million, or 3.8%, from three months earlier. Commercial real estate loans increased 20.8% to $612.0 million at September 30, 2023, compared to $506.7 million a year earlier. Agricultural and farmland loans increased 14.0% to $274.1 million at September 30, 2023, compared to $240.5 million a year earlier. Commercial construction and development loans increased 4.3% to $151.6 million, compared to $145.3 million a year ago. Residential mortgage loans increased 6.6% to $146.9 million, compared to $137.8 million a year earlier. Commercial loans decreased slightly to $130.0 million, compared to $131.0 million a year ago. Home equity loans increased 23.5% to $83.2 million, residential construction loans decreased 16.2% to $48.1 million, and consumer loans increased 7.7% to $29.8 million, compared to a year ago.

Total deposits decreased 3.5% to $1.62 billion at September 30, 2023, compared to $1.67 billion at September 30, 2022, and increased by 2.4% from $1.58 billion at June 30, 2023. Noninterest-bearing checking accounts represented 27.0%, interest-bearing checking accounts represented 14.0%, savings accounts represented 14.4%, money market accounts comprised 20.2% and time certificates of deposit made up 24.4% of the total deposit portfolio at September 30, 2023. The average cost of deposits was 1.28% in the third quarter of 2023, compared to 1.05% in the preceding quarter and 0.17% in the third quarter of 2022. The estimated amount of uninsured deposits at September 30, 2023 was $283.3 million, or 17% of total deposits, compared to $289.1 million, or 18% of total deposits, at June 30, 2023.

“We are encouraged by the stabilization of our deposit base. While competition in our markets remains fierce, and deposit pricing pressures continue to impact the overall cost of funds, we anticipate deposit rates to increase modestly and start to stabilize over the next few quarters,” said Miranda Spaulding, CFO.

Shareholders’ equity was $157.3 million at September 30, 2023, compared to $151.3 million a year earlier and $162.7 million three months earlier. Book value per share was $19.69 at September 30, 2023, compared to $18.94 a year earlier and $20.37 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $14.55 at September 30, 2023, compared to $13.60 a year earlier and $15.19 three months earlier.

Operating Results
“As anticipated, higher funding costs outpaced asset yields during the quarter, resulting in a six basis-point reduction in NIM during the third quarter, compared to the preceding quarter,” said Clark. “However, NIM contraction has begun to slow down, and we anticipate funding costs will continue to stabilize over the next few quarters.”

Eagle’s NIM was 3.41% in the third quarter of 2023, compared to 3.47% in the preceding quarter, and 4.18% in the third quarter a year ago. The interest accretion on acquired loans totaled $175,000 and resulted in a four basis-point increase in the NIM during the third quarter of 2023, compared to $309,000 and a seven basis-point increase in the NIM during the preceding quarter. Funding costs for the third quarter increased to 2.37% compared to 2.06% in the second quarter of 2023 and 0.47% in the third quarter of 2022. Average yields on interest earning assets for the third quarter increased to 5.27% from 5.06% in the second quarter of 2023 and 4.52% in the third quarter a year ago. For the first nine months of 2023, the NIM was 3.57% compared to 4.00% for the first nine months of 2022.

Third quarter revenues increased 0.7% to $21.6 million, compared to $21.5 million in the preceding quarter and decreased 14.6% compared to $25.3 million in the third quarter a year ago. In the first nine months of 2023, revenues were $64.2 million, compared to $68.8 million in the first nine months of 2022. The decrease compared to the first nine months a year ago was largely due to lower volumes in mortgage banking activity.

Eagle’s net interest income, before the provision for credit losses, increased 2.1% to $15.6 million in the third quarter of 2023, compared to $15.3 million in the second quarter of 2023, and decreased 12.9% compared to $17.9 million in the third quarter of 2022. Year-to-date, net interest income increased 3.5% to $47.3 million, compared to $45.7 million in the same period one year earlier.

Total noninterest income decreased 2.7% to $6.0 million in the third quarter of 2023, compared to $6.2 million in the preceding quarter, and decreased 18.6% compared to $7.4 million in the third quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $4.3 million in the third quarter of 2023, compared to $3.9 million in the preceding quarter and $4.4 million in the third quarter a year ago. In the first nine months of 2023, noninterest income decreased 26.6% to $16.9 million, compared to $23.1 million in the first nine months of 2022. Net mortgage banking revenue decreased 30.5% to $11.3 million in the first nine months of 2023, compared to $16.2 million in the first nine months of 2022. These decreases were largely driven by a decline in net gain on sale of mortgage loans. This was impacted by lower loan volumes and margin compression.

Third quarter noninterest expense decreased 4.9% to $17.9 million, compared to $18.8 million in the preceding quarter and decreased 13.5% compared to $20.7 million in the third quarter a year ago. In the first nine months of 2023, noninterest expense decreased 7.7% to $53.2 million, compared to $57.7 million in the first nine months of 2022. The decrease year-over-year was largely due to acquisition costs in the first nine months of 2022.

For the third quarter of 2023, the income tax provision totaled $524,000, for an effective tax rate of 16.6%, compared to $344,000 for an effective tax rate of 14.6% in the preceding quarter, and $1.0 million, for an effective tax rate of 25.0% in the third quarter of 2022. The year-to-date effective tax rate was 19.5% for 2023 compared to 25.0% for the same period in 2022. The anticipated effective tax rate for 2023 is lower due to the increase in proportion of tax exempt income compared to the pretax earnings.

Credit Quality
Beginning January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the CECL model. The adoption resulted in a $700,000 increase to the allowance for credit losses, a $1.5 million increase to the allowance for unfunded loan commitments, and a net-of-tax cumulative effect adjustment of $1.6 million which decreased the beginning balance of retained earnings.

The provision for credit losses was $588,000 in the third quarter of 2023, compared to $319,000 in the preceding quarter and $517,000 in the third quarter a year ago. The allowance for credit losses represented 209.3% of nonperforming loans at September 30, 2023, compared to 156.7% three months earlier and 306.4% a year earlier. Nonperforming loans were $7.8 million at September 30, 2023, $9.9 million at June 30, 2023, and $4.5 million a year earlier.

Eagle had no other real estate owned and other repossessed assets on its books at September 30, 2023, June 30, 2023 or September 30, 2022.

Net loan charge-offs totaled $108,000 in the third quarter of 2023, compared to net loan recoveries of $151,000 in the preceding quarter and net loan recoveries of $8,000 in the third quarter a year ago. The allowance for credit losses was $16.2 million, or 1.10% of total loans, at September 30, 2023, compared to $15.6 million, or 1.09% of total loans, at June 30, 2023, and $13.9 million, or 1.06% of total loans, a year ago.

Capital Management
The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) decreased to 5.75% at September 30, 2023 from 5.77% a year ago and 6.12% three months earlier. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates. As of September 30, 2023, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 9.68% as of September 30, 2023.

About the Company
Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 31 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements
This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics including the magnitude and duration of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; the impact of adverse developments affecting the U.S. banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and related taxes and 5) return on average assets, excluding acquisition costs and related taxes. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	September 30,	June 30,	September 30,
	2023	2023	2022

Assets:
Cash and due from banks	$19,743	$21,878	$22,154
Interest bearing deposits in banks	1,040	1,116	3,043
Total cash and cash equivalents	20,783	22,994	25,197
Securities available-for-sale	308,786	325,964	351,949
Federal Home Loan Bank ("FHLB") stock	10,438	10,099	2,939
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,206
Mortgage loans held-for-sale, at fair value	17,880	22,381	24,408
Loans:
Real estate loans:
Residential 1-4 family	146,938	133,437	137,798
Residential 1-4 family construction	48,135	49,516	57,467
Commercial real estate	611,963	577,736	506,716
Commercial construction and development	151,614	158,519	145,300
Farmland	143,789	139,290	129,827
Other loans:
Home equity	83,221	80,333	67,409
Consumer	29,832	30,065	27,703
Commercial	129,952	129,084	130,975
Agricultural	130,329	123,503	110,633
Unearned loan fees (1)	-	-	(1,674)
Total loans	1,475,773	1,421,483	1,312,154
Allowance for credit losses (2)	(16,230)	(15,560)	(13,850)
Net loans	1,459,543	1,405,923	1,298,304
Accrued interest and dividends receivable	13,657	11,194	10,778
Mortgage servicing rights, net	15,738	15,501	15,141
Assets held-for-sale, at fair value	-	323	2,041
Premises and equipment, net	92,979	88,760	79,374
Cash surrender value of life insurance, net	47,647	47,520	45,845
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	6,264	6,648	7,895
Other assets	30,478	27,101	21,103
Total assets	$2,063,064	$2,023,279	$1,923,920

Liabilities:
Deposit accounts:
Noninterest bearing	435,655	432,463	507,034
Interest bearing	1,179,823	1,145,904	1,167,216
Total deposits	1,615,478	1,578,367	1,674,250
Accrued expenses and other liabilities	31,597	32,002	23,748
FHLB advances and other borrowings	199,757	191,260	15,600
Other long-term debt, net	58,962	58,925	59,048
Total liabilities	1,905,794	1,860,554	1,772,646

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 7,988,132, 7,988,132 and 7,986,890
shares outstanding at September, 30, 2023, June 30, 2023, and
September 30, 2022, respectively	85	85	85
Additional paid-in capital	109,422	109,345	109,488
Unallocated common stock held by Employee Stock Ownership Plan	(4,727)	(4,870)	(5,300)
Treasury stock, at cost (519,297, 519,297 and 520,539 shares at
September 30, 2023, June 30, 2023 and September 30, 2022, respectively)	(11,574)	(11,574)	(11,627)
Retained earnings	94,979	93,462	89,502
Accumulated other comprehensive loss, net of tax	(30,915)	(23,723)	(30,874)
Total shareholders' equity	157,270	162,725	151,274
Total liabilities and shareholders' equity	$2,063,064	$2,023,279	$1,923,920

(1) Unearned loan fees are included in individual loan categories for September 30, 2023 and June 30, 2023.
(2) Allowance for credit losses on loans at September 30, 2023 and June 30, 2023; allowance for loan losses for prior periods.

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$21,068	$19,137	$16,665	$57,942	$42,933
Securities available-for-sale	2,794	2,949	2,555	8,586	5,863
FRB and FHLB dividends	212	161	63	480	160
Other interest income	20	25	59	66	206
Total interest and dividend income	24,094	22,272	19,342	67,074	49,162
Interest expense:
Interest expense on deposits	5,152	4,155	717	11,767	1,451
FHLB advances and other borrowings	2,672	2,179	136	5,993	157
Other long-term debt	683	674	602	2,035	1,855
Total interest expense	8,507	7,008	1,455	19,795	3,463
Net interest income	15,587	15,264	17,887	47,279	45,699
Provision for credit losses (1)	588	319	517	1,186	1,654
Net interest income after provision for credit losses	14,999	14,945	17,370	46,093	44,045

Noninterest income:
Service charges on deposit accounts	447	527	498	1,313	1,223
Mortgage banking, net	4,338	3,864	4,447	11,252	16,183
Interchange and ATM fees	643	641	594	1,861	1,668
Appreciation in cash surrender value of life insurance	382	503	291	1,165	748
Net gain (loss) on sale of available-for-sale securities	-	2	-	(222)	(6)
Net gain on sale/disposal of premises and equipment	-	70	-	83	-
Other noninterest income	225	597	1,587	1,458	1,104
Total noninterest income	6,035	6,204	7,417	16,910	20,920

Noninterest expense:
Salaries and employee benefits	10,837	11,084	11,699	31,614	33,511
Occupancy and equipment expense	1,956	2,071	1,946	6,100	5,441
Data processing	1,486	1,572	1,964	4,270	4,628
Advertising	340	309	464	930	1,052
Amortization	386	397	333	1,201	895
Loan costs	517	464	491	1,426	1,624
FDIC insurance premiums	301	393	93	862	330
Professional and examination fees	408	592	420	1,484	1,098
Acquisition costs	-	-	103	-	2,296
Other noninterest expense	1,644	1,908	3,151	5,311	4,651
Total noninterest expense	17,875	18,790	20,664	53,198	55,526

Income before provision for income taxes	3,159	2,359	4,123	9,805	9,439
Provision for income taxes	524	344	1,031	1,913	2,360
Net income	$2,635	$2,015	$3,092	$7,892	$7,079

Basic earnings per share	$0.34	$0.26	$0.40	$1.01	$0.98
Diluted earnings per share	$0.34	$0.26	$0.40	$1.01	$0.98

Basic weighted average shares outstanding	7,784,279	7,789,559	7,793,485	7,787,987	7,241,520

Diluted weighted average shares outstanding	7,791,966	7,793,410	7,808,050	7,792,593	7,254,242

(1) Provision for credit losses on loans for the quarter ended September 30, 2023 and June 30, 2023; provision for loan losses for prior periods.

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Nine Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$3,591	$2,757	$4,192
Net change in fair value of loans held-for-sale and derivatives	(71)	324	(378)
Mortgage servicing income, net	818	783	633
Mortgage banking, net	$4,338	$3,864	$4,447

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$8,551		$15,645
Net change in fair value of loans held-for-sale and derivatives	234		(1,333)
Mortgage servicing income, net	2,467		1,871
Mortgage banking, net	$11,252		$16,183

Performance Ratios (For the quarter):
Return on average assets	0.51%	0.40%	0.65%
Return on average equity	6.63%	4.99%	7.51%
Yield on average interest earning assets	5.27%	5.06%	4.52%
Cost of funds	2.37%	2.06%	0.47%
Net interest margin	3.41%	3.47%	4.18%
Core efficiency ratio*	80.89%	85.68%	79.94%

Performance Ratios (Year-to-date):
Return on average assets	0.53%		0.55%
Return on average equity	6.54%		6.05%
Yield on average interest earning assets	5.07%		4.30%
Cost of funds	1.94%		0.42%
Net interest margin	3.57%		4.00%
Core efficiency ratio*	81.01%		79.22%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022

Nonaccrual loans	$7,753	$9,561	$2,534
Loans 90 days past due and still accruing	-	369	874
Restructured loans, net	-	-	1,112
Total nonperforming loans	7,753	9,930	4,520
Other real estate owned and other repossessed assets	-	-	-
Total nonperforming assets	$7,753	$9,930	$4,520

Nonperforming loans / portfolio loans	0.53%	0.70%	0.34%
Nonperforming assets / assets	0.38%	0.49%	0.23%
Allowance for credit losses / portfolio loans	1.10%	1.09%	1.06%
Allowance for credit losses/ nonperforming loans	209.34%	156.70%	306.42%
Gross loan charge-offs for the quarter	$122	$55	$6
Gross loan recoveries for the quarter	$14	$206	$14
Net loan charge-offs (recoveries) for the quarter	$108	$(151)	$(8)

	September 30,	June 30,	September 30,
	2023	2023	2022
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$19.69	$20.37	$18.94
Tangible book value per share**	$14.55	$15.19	$13.60
Shares outstanding	7,988,132	7,988,132	7,986,890
Tangible common equity to tangible assets***	5.75%	6.12%	5.77%

Other Information:
Average investment securities for the quarter	$319,308	$343,634	$378,680
Average investment securities year-to-date	$335,898	$344,330	$332,950
Average loans for the quarter ****	$1,476,584	$1,407,316	$1,301,358
Average loans year-to-date ****	$1,417,291	$1,387,153	$1,144,459
Average earning assets for the quarter	$1,812,610	$1,766,706	$1,699,027
Average earning assets year-to-date	$1,768,361	$1,745,870	$1,527,692
Average total assets for the quarter	$2,052,443	$1,998,957	$1,913,710
Average total assets year-to-date	$1,999,864	$1,973,167	$1,713,892
Average deposits for the quarter	$1,602,770	$1,580,343	$1,656,228
Average deposits year-to-date	$1,596,201	$1,592,879	$1,467,111
Average equity for the quarter	$158,933	$161,534	$164,592
Average equity year-to-date	$160,917	$161,910	$156,071

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Calculation of Core Efficiency Ratio:
Noninterest expense	$17,875	$18,790	$20,664	$53,198	$55,526
Acquisition costs	-	-	(103)	-	(2,296)
Intangible asset amortization	(386)	(397)	(333)	(1,201)	(895)
Core efficiency ratio numerator	17,489	18,393	20,228	51,997	52,335

Net interest income	15,587	15,264	17,887	47,279	45,699
Noninterest income	6,035	6,204	7,417	16,910	20,920
Core efficiency ratio denominator	21,622	21,468	25,304	64,189	66,619

Core efficiency ratio (non-GAAP)	80.89%	85.68%	79.94%	81.01%	78.56%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2023	2023	2022
Tangible Book Value:
Shareholders' equity	$157,270	$162,725	$151,274
Goodwill and core deposit intangible, net	(41,004)	(41,388)	(42,635)
Tangible common shareholders' equity (non-GAAP)	$116,266	$121,337	$108,639

Common shares outstanding at end of period	7,988,132	7,988,132	7,986,890

Common shareholders' equity (book value) per share (GAAP)	$19.69	$20.37	$18.94

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$14.55	$15.19	$13.60

Tangible Assets:
Total assets	$2,063,064	$2,023,279	$1,923,920
Goodwill and core deposit intangible, net	(41,004)	(41,388)	(42,635)
Tangible assets (non-GAAP)	$2,022,060	$1,981,891	$1,881,285

Tangible common shareholders' equity to tangible assets
(non-GAAP)	5.75%	6.12%	5.77%

Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

Net interest income after provision for credit losses	$14,999	$14,945	$17,370	$46,093	$44,045
Noninterest income	6,035	6,204	7,417	16,910	20,920

Noninterest expense	17,875	18,790	20,664	53,198	55,526
Acquisition costs	-	-	(103)	-	(2,296)
Noninterest expense, excluding acquisition costs (non-GAAP)	17,875	18,790	20,561	53,198	53,230

Income before income taxes, excluding acquisition costs	3,159	2,359	4,226	9,805	11,735
Provision for income taxes, excluding acquisition costs related taxes (non-GAAP)	524	344	1,057	1,913	2,934
Net Income, excluding acquisition costs and related taxes (non-GAAP)	$2,635	$2,015	$3,169	$7,892	$8,801

Diluted earnings per share (GAAP)	$0.34	$0.26	$0.40	$1.01	$0.98
Diluted earnings per share, excluding acquisition costs and related taxes (non-GAAP)	$0.34	$0.26	$0.41	$1.01	$1.21

Return on Average Assets, Excluding Acquisition Costs and Related Taxes	(Unaudited)
(Dollars in thousands)	September 30,	June 30,	September 30,
	2023	2023	2022
For the quarter:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$2,635	$2,015	$3,169
Average total assets quarter-to-date	$2,052,443	$1,998,957	$1,913,710
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.51%	0.40%	0.66%

Year-to-date:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$7,892	$5,257	$8,801
Average total assets year-to-date	$1,999,864	$1,973,167	$1,713,892
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.53%	0.53%	0.68%

* See Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes table for GAAP to non-GAAP reconciliation.

Contacts:	Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010